Exhibit 99.1
FOR IMMEDIATE RELEASE

TerreStar Milestone Extension Request Approved By FCC and Industry Canada

RESTON, Va. – November 13, 2008 – TerreStar Corporation (NASDAQ: TSTR) today announced that the Federal Communications Commission (FCC) granted a request by TerreStar Networks Inc. (TerreStar) for an extension of its satellite launch milestone from September 30, 2008 to June 30, 2009, and its operational milestone from November 30, 2008 to August 30, 2009. TerreStar had requested the extension because of certain previously-disclosed issues experienced during construction of its satellite reflector.

In September 2008, Industry Canada (IC), the federal government department in Canada which is responsible for radio spectrum licensing and telecommunications policy, granted a request by TerreStar Networks (Canada) Inc. for a similar extension of its remaining milestone requirement to August 30, 2009.

"TerreStar greatly appreciates the grant of the extension requests by both the FCC and IC," said Jeffrey Epstein, President of TerreStar Networks Inc. "We will continue to maintain momentum and focus on realizing our vision of North America's first IP-enabled integrated satellite-terrestrial mobile broadband network."

Progress on the construction of the TerreStar-1 satellite (TS-1) has reached a very advanced stage at Space Systems/Loral (SS/L) in Palo Alto, California. The S-Band feed array has recently completed final testing and is being integrated onto the satellite.  The S-Band reflector, being constructed by Harris Corporation in Palm Bay, Florida, recently completed successfully its first hands-free deployment. Likewise, ground support systems are also progressing, including acceptance of the North Las Vegas, Nevada feeder link facilities and construction of the Telemetry Monitoring, Tracking, and Control facilities in Allan Park, Ontario.

"We continue to achieve tremendous progress and solid performance with TS-1,” said Dennis Matheson, TerreStar Chief Technology Officer. “We are now finalizing the TS-1 Satellite Control Network to support launch which is expected in June 2009.”

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to empower its partners and customers to offer a reliable and secure mobile broadband network to homeland defense and public safety organizations, rural and under-served markets, maritime industry, machine-to-machine communications providers, and to consumer focused voice, data and video businesses interested in 'anywhere' coverage throughout North America.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Deirdre Blackwood
TerreStar
+1.703.483.7824
Deirdre.blackwood@terrestar.com